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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 1 on Form S-3 to Form S-1 No. 33-97082) and related Prospectus of Big Flower Press Holdings, Inc. for the registration of 195,000 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 1996 with respect to the consolidated financial statements of Webcraft Technologies, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included in the Big Flower Press Holdings, Inc. Current Report on Form 8-K dated March 14, 1996 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP
Princeton, New Jersey
October 22, 1996